_____________________________________________________________________
Press Release
For immediate release
_____________________________________________________________________
Invesco Mortgage Capital Inc. Reports
First Quarter 2012 Financial Results

Investor Relations Contact:  Bill Hensel, 404-479-2886

Atlanta – May 7, 2012 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended March 31, 2012.

The Company reported net income of $84.1 million, or $0.72 per share (basic and diluted), for the quarter ended March 31, 2012 compared to $76.5 million, or $0.66 per share (basic and diluted), for the quarter ended December 31, 2011.
The Company also reported its book value per share as of March 31, 2012 was $18.42 compared to $16.41 per share as of December 31, 2011.

“We’re pleased to report we were able to successfully accomplish all four of our major first-quarter objectives,” said Richard King, President and Chief Executive Officer.  “We continued to improve book value, provided a stable dividend, reduced credit leverage, and increased our earning assets through the improvement seen in the company’s equity position.  As a result, we have strengthened our balance sheet and significantly improved our risk position while remaining focused on providing dividend stability in this market environment.”

($ in millions, except per share amounts)
	Q1 ‘12	Q4 ‘11
	(unaudited)
Average Earning Assets (at fair value)	$15,256.9	$13,979.4
Average Borrowed Funds	12,977.3	12,126.9
Average Equity	2,082.5	1,921.7

Interest Income	142.0	137.5
Interest Expense	55.3	55.0
Net Interest Income	86.7	82.5
Other Income	7.2	3.6
Operating Expenses	9.8	9.6
Net Income	84.1	$76.5

Average Portfolio Yield	3.72%	3.94%
Average Cost of Funds	1.70%	1.81%
Debt to Equity Ratio	6.0	6.4
Return on Average Equity	16.16%	15.93%
Book Value per Share (Diluted)	$18.42	$16.41
Earnings per share (Basic and Diluted)	$0.72	$0.66
Dividend	$0.65	$0.65

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $15.6 billion as of March 31, 2012, an increase of $1.4 billion from December 31, 2011.  For the quarter ended March 31, 2012, average earning assets were $15.3 billion representing an increase of $1.3 billion from December 31, 2011.  The portfolio generated interest income of $142.0 million which was up $4.5 million from December 31, 2011.

For the quarter ended March 31, 2012, the Company had average borrowings of approximately $13.0 billion and interest expense including cost of hedging of $55.3 million, compared to $12.1 billion and $55.0 million, respectively, for the fourth quarter of 2011.  The increase in average borrowed funds was primarily the result of our portfolio realignment in the fourth quarter which placed a higher concentration of assets in Agency residential mortgage –backed securities (“RMBS”).  Our average cost of funds was 1.70% and 1.81% for the first quarter of 2012 and the fourth quarter of 2011, respectively.

Operating expenses for the first quarter of 2012 totalled $9.8 million compared to $9.6 million for the fourth quarter of 2011.  The ratio of operating expenses to average equity in the first quarter of 2012 decreased 0.13% to 1.88%.

The Company declared a dividend of $0.65 per share for the first quarter of 2012.  The dividend was paid on April 27, 2012.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call, Tuesday, May 8, 2012, at 9:00 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:                                         888-942-8507
International:                                                      415-228-4839
Passcode:                                                            Invesco

An audio replay will be available until 5:00 pm ET on May 22, 2012 by calling:

800-289-1164 (North America)
+1 402-998-1038 (International)

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
$ in thousands, except per share data	2012	2011

Revenues
Interest income	141,960	68,536
Interest expense	55,285	15,578
Net interest income	86,675	52,958

Other income
Gain on sale of investments	6,045	1,200
Equity in earnings and fair value change in unconsolidated
ventures	1,009	1,858
Unrealized loss on interest rate swaps	(509)	(5)
Realized and unrealized credit default swap income	657	2,532
Total other income	7,202	5,585

Expenses
Management fee – related party	8,639	3,975
General and administrative	1,130	868
Total expenses	9,769	4,843
Net income	84,108	53,700

Net income attributable to non-controlling interest	1,026	1,452
Net income attributable to common shareholders	83,082	52,248

Earnings per share:
Net income attributable to common shareholders
(basic/diluted)	0.72	1.01
Dividends declared per common share	0.65	1.00
Weighted average number of shares of common stock:
Basic	115,398	51,857
Diluted	116,846	53,287

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of
	March 31,	December 31,
ASSETS	2012	2011

	(Unaudited)

Mortgage-backed securities, at fair value	15,577,764	14,214,149
Cash	155,803	197,224
Restricted cash	16,068	74,496
Investment related receivable	35,081	160,424
Investments in unconsolidated ventures, at fair value	52,187	68,793
Accrued interest receivable	56,176	54,167
Derivative assets, at fair value	1,171	1,339
Other assets	1,425	1,575
Total assets	15,895,675	14,772,167

LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	13,006,380	12,253,038
Derivative liability, at fair value	380,200	396,780
Dividends and distributions payable	75,939	75,933
Investment related payable	259,468	107,032
Accrued interest payable	12,084	12,377
Accounts payable and accrued expenses	796	556
Due to affiliate	8,944	9,038
Total liabilities	13,743,811	12,854,754

Equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common Stock: par value $0.01 per share; 450,000,000 shares
authorized, 115,403,555 and 115,395,695 shares issued and
outstanding, at March 31, 2012 and December 31, 2011, respectively	1,154	1,154
Additional paid in capital	2,299,661	2,299,543
Accumulated other comprehensive income (loss)	(169,887)	(393,291)
Distributions in excess of earnings	(6,998)	(15,068)
Total shareholders’ equity	2,123,930	1,892,338

Non-controlling interest	27,934	25,075
Total equity	2,151,864	1,917,413

Total liabilities and equity	15,895,675	14,772,167

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of March 31, 2012:

						Net
		Unamortized		Unrealized		Weighted	Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
$ in thousands	Balance	(Discount)	Cost	(Loss), net	Value	Coupon (1)	Yield (2)
Agency RMBS:
15 year fixed-rate	2,348,425	124,930	2,473,355	50,995	2,524,350	4.12%	2.80%
30 year fixed-rate	6,822,262	462,516	7,284,778	133,154	7,417,932	4.83%	3.63%
ARM	170,196	4,591	174,787	3,009	177,796	3.22%	2.77%
Hybrid ARM	1,402,233	34,345	1,436,578	29,387	1,465,965	3.26%	2.68%
Total Agency pass-through	10,743,116	626,382	11,369,498	216,545	11,586,043	4.44%	3.31%

Agency-CMO (3)	1,162,414	(709,323)	453,091	3,724	456,815	2.83%	3.05%
Non-Agency RMBS(4)	2,573,956	(236,118)	2,337,838	(39,912)	2,297,926	4.33%	4.97%
CMBS	1,228,371	(18,889)	1,209,482	27,498	1,236,980	5.38%	5.57%
Total	15,707,857	(337,948)	15,369,909	207,855	15,577,764	4.38%	3.73%

(1) Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2) Average yield incorporates future prepayment and loss assumptions.
(3) The Agency CMO held by the Company is 13.6% interest-only securities and 86.4% CMO.
(4) The non-Agency RMBS held by the Company is 10.1% fixed rate, 5.4% floating rate and 84.5% variable rate based on fair value.

Constant Prepayment Rates (CPR)

The CPR of our portfolio impacts the amount of premium and discount on the purchase of securities that is recognized into income. The following table shows the three month CPR for our RMBS compared to bonds with similar characteristics (“Cohorts”):

	March 31, 2012		December 31, 2011
	Company	Cohort	Company	Cohort

15 year Agency RMBS	10.3	21.7	11.2	25.6
30 year Agency RMBS	10.2	18.6	12.1	20.6
Agency Hybrid ARM RMBS	16.2	NA	19.4	NA
Non-Agency RMBS	16.0	NA	14.8	NA
Overall	12.1	NA	13.3	NA

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the periods ended March 31, 2012 and December 31, 2011:

$ in thousands	March 31, 2012		December 31, 2011
		Weighted		Weighted
		Average		Average
	Amount	Interest	Amount	Interest
	Outstanding	Rate	Outstanding	Rate
Agency RMBS	10,426,516	0.34%	9,491,538	0.38%
Non-Agency RMBS	1,698,214	1.76%	1,916,620	1.79%
CMBS	881,650	1.55%	844,880	1.55%
Total	13,006,380	0.61%	12,253,038	0.68%

Interest Rate Hedges

The following table summarizes our hedging activity as of March 31, 2012:

			Fixed Interest Rate
Counterparty	Notional	Maturity Date	in Contract
The Bank of New York Mellon	175,000	8/5/2012	2.07%
The Bank of New York Mellon	100,000	5/24/2013	1.83%
The Bank of New York Mellon	200,000	6/15/2013	1.73%
SunTrust Bank	100,000	7/15/2014	2.79%
Deutsche Bank AG	200,000	1/15/2015	1.08%
Deutsche Bank AG	250,000	2/15/2015	1.14%
Credit Suisse International	100,000	2/24/2015	3.26%
Credit Suisse International	100,000	3/24/2015	2.76%
Wells Fargo Bank, N.A.	100,000	7/15/2015	2.85%
Wells Fargo Bank, N.A.	50,000	7/15/2015	2.44%
Morgan Stanley Capital Services, Inc.	300,000	1/24/2016	2.12%
The Bank of New York Mellon	300,000	1/24/2016	2.13%
Morgan Stanley Capital Services, Inc.	300,000	4/5/2016	2.48%
Citibank, N.A.	300,000	4/15/2016	1.67%
The Bank of New York Mellon	500,000	4/15/2016	2.24%
Credit Suisse International	500,000	4/15/2016	2.27%
JPMorgan Chase Bank, N.A.	500,000	5/16/2016	2.31%
Goldman Sachs Bank USA	500,000	5/24/2016	2.34%
Wells Fargo Bank, N.A.	250,000	6/15/2016	2.67%
Goldman Sachs Bank USA	250,000	6/15/2016	2.67%
JPMorgan Chase Bank, N.A.	500,000	6/24/2016	2.51%
Citibank, N.A.	500,000	10/15/2016	1.93%
Deutsche Bank AG	150,000	2/5/2018	2.90%
Morgan Stanley Capital Services, Inc.	100,000	4/5/2018	3.10%
JPMorgan Chase Bank, N.A.	200,000	5/15/2018	2.93%
Wells Fargo Bank, N.A.	200,000	3/15/2021	3.14%
Citibank, N.A.	200,000	5/25/2021	2.83%
Total	6,925,000		2.29%

Average Balances

The following table shows the average balances for the months ended March 31, 2012 and March 31, 2011:

	As of and for the three months ended
	March 31,
$ in thousands	2012	2011
Average Balances*:
Agency RMBS:
15 year fixed-rate, at fair value (Including CMOs)	2,911,107	1,938,559
30 year fixed-rate, at fair value	7,132,530	2,317,847
ARM, at fair value	180,221	40,696
Hybrid ARM, at fair value	1,498,789	366,152
Non-Agency RMBS, at fair value	2,314,748	1,204,275
CMBS, at fair value	1,219,502	545,960
Average MBS portfolio	15,256,897	6,413,489

Average Portfolio Yields (1):
Agency RMBS:
15 year fixed-rate (Including CMOs)	2.55%	3.14%
30 year fixed-rate	3.46%	3.40%
ARM	2.42%	2.59%
Hybrid ARM	2.54%	2.12%
Non-Agency RMBS	5.91%	8.13%
CMBS	5.57%	5.05%
Average MBS portfolio	3.72%	4.27%

Average Borrowings*:
Agency RMBS	10,319,296	4,221,169
Non-Agency RMBS	1,787,893	746,399
CMBS	870,104	439,341
Total borrowed funds	12,977,293	5,406,909

Average Cost of Funds (2):
Agency RMBS	0.32%	0.29%
Non-Agency RMBS	1.81%	1.47%
CMBS	1.58%	1.34%
Unhedged cost of funds	0.61%	0.54%
Hedged cost of funds	1.70%	1.15%

Average Equity (3):	2,082,508	1,156,199
Average debt/equity ratio (average during period)	6.23x	4.68x
Debt/equity ratio (as of period end)	6.04x	3.68x

* Average amounts for each period are based on weighted month end balances, all percentages are annualized.
(1) Average portfolio yield for the period was calculated by dividing interest income, including amortization of premiums and discounts, by our average of the investment balance at fair value.
(2) Average cost of funds is calculated by dividing interest expense, by our average borrowings.
(3) Average equity is calculated based on a weighted balance basis.